                                                                        EX-10.18


     STOCK OPTION AGREEMENT dated as of the date set forth on the signature page hereto, between LPA HOLDING CORP., a Delaware corporation (the "Company"), and the optionee set forth on the signature page hereto (the "Optionee").

     The Company, whether acting through its Board of Directors (the "Board") or a committee thereof (the "Committee") has granted to the Optionee, effective as of the date of this Agreement, an option under the Company's 1998 Stock Option Plan (the "Plan") to purchase up to the number of shares of the Class A Common Stock, $.01 par value, of the Company (the "Class A Common Stock") set forth on the signature page hereto, on the terms and subject to the conditions set forth in this Agreement and the Plan.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.       THE PLAN.

         The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of this Agreement shall control. A copy of the Plan is attached hereto as EXHIBIT A. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

2.       OPTION; OPTION PRICE.

         On the terms and subject to the conditions of this Agreement, the Optionee is hereby granted Tranche A Options and Tranche B Options (collectively, the "Option") to purchase Shares at the Option Price set forth on the signature page hereto. The Option is not intended to qualify for federal income tax purposes as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3.       TERM.

         The term of the Option (the "Option Term") shall commence on the date hereof and expire on the tenth anniversary of the date hereof, unless the Option shall have sooner been terminated in accordance with the terms of the Plan or this Agreement.

4.       NEW DEFINITIONS.

         "DDR Percentage" shall mean: (a) 33- 1/3 % during the period commencing on the first anniversary of the Grant Date; (b) 66-2/3% during the period commencing on the second anniversary of the Grant Date; and (c) on and after the third anniversary of the Grant Date, 100%.

         "Disability" of the Optionee shall mean the inability of the Optionee to perform in all material respects all of his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of six months or (ii) at such earlier time as the Optionee submits satisfactory medical evidence that he has a physical or mental disability or infirmity which is reasonably likely to prevent him from returning to the performance of his work duties for six months or longer. The date of such Disability shall be on the last day of such six-month period or the fifteenth day following the day on which the Optionee submits such satisfactory medical evidence, as the case may be.

          "Financing Default" shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been waived) under any of the following, as they may be amended, supplemented or restated from time to time:

                    (i) any agreement under which an amount of Indebtedness of the Company or any of its subsidiaries in excess of $1,000,000 is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part (provided that the Company shall use its reasonable best efforts to provide that such agreement is not more restrictive with respect to the Company's ability to obtain distributions for the purpose of repurchasing Common Stock held by the Optionee than the Credit Agreement dated as of May 11, 1998, among the Company, La Petite Academy, Inc., The Chase Manhattan Bank and NationsBank, N.A., as in effect on the date hereof);

                    (ii) any provision of the Company's Certificate of Incorporation or any of its subsidiaries' certificates of incorporation as in effect on the date hereof.

          "Grant Date" shall mean the date on which the Option provided for in this Agreement was granted.

          "Indebtedness" means, without duplication, (a) all obligations for borrowed money or with respect to deposits or advances of any kind, (b) all obligations evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations with respect to letters of credit and similar instruments, (d) all obligations under conditional sale or other title retention agreements relating to property or assets purchased, (e) all obligations incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired, whether or not the obligations secured thereby have been assumed, (g) all obligations under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made



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or tendered, (i) all guaranties of obligations of others and (j) all capitalized lease obligations.

         "Optionee Group" shall mean and include the Optionee and/or any transferee pursuant to a Transfer of Options or Optioned Shares permitted under
Section 15 of the Plan.

         "Retirement" shall mean, with respect to the Optionee, the Optionee's retirement as an employee of the Company on or after reaching age 65 (or such earlier age as may otherwise be determined by the board of directors of the Company) after at least five years employment with the Company after the Grant Date.

5.       ACCELERATED VESTING OF OPTIONS.

         Upon the termination of Optionee's employment by the Company due to the death, Disability or Retirement of Optionee, the number of Tranche A Options and Tranche B Options which shall be Vested Options shall be the greater of (i) the number of such Options which have vested pursuant to the Plan and (ii) the DDR Percentage multiplied by the sum of the Tranche A Options and the Tranche B Options which were granted on the Grant Date.

6.       COMPANY'S OBLIGATION TO PURCHASE.

               (a) Upon the termination of Optionee's employment by the Company due to the death, Disability or Retirement of Optionee or by the Company without Cause, Optionee (or, in the case of death, the Optionee Group) shall have the right, subject to Section 7 hereunder, to require the Company to purchase all Vested Options and Optioned Shares owned by the Optionee for the 90 days immediately following the date of termination, for the Fair Market Value. Notwithstanding anything to the contrary set forth in Section 8(c) of the Plan, if the Optionee's employment with the Company is terminated by the Company without Cause, the Option represented hereby shall not automatically terminate until the 91st day immediately following the date of such termination, at which time, such Option shall terminate, become null and void and be of no further force or effect.

               (b) The Optionee's rights pursuant to Section 6(a) shall be exercised by delivering a written notice to the Company of the Optionee's or the Optionee Group's intention to sell all such Options or Optioned Shares. The closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the fifteenth day after receipt of such notice.

7.       CERTAIN LIMITATIONS ON CERTAIN PURCHASES OF OPTIONS OR COMMON STOCK.

               (a) The Company shall not be obligated to purchase any Optioned Shares or any Options at any time pursuant to Section 6 and shall not be entitled to purchase any Optioned Shares or any Options at any time pursuant to
Section 10 of the



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Plan (i) to the extent that the purchase of such shares or Options (together with any other purchases of shares of Common Stock or Options pursuant to
Section 6 or Section 10 of the Plan, or pursuant to similar provisions in other Option Agreements (the Other Option Agreements") would result (A) in a violation of any law, statute, rule, regulation, policy, guideline, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its property or (B) after giving effect thereto (including any dividends or other distributions or loans from a subsidiary of the Company to the Company in connection therewith), in a Financing Default or (ii) if immediately prior to such purchase, there exists a Financing Default which prohibits such purchase including any dividends or other distributions or loans from a subsidiary of the Company to the Company in connection therewith. The Company shall within 20 days of learning of any such fact so notify Optionee or members of the Optionee Group that it is neither obligated, nor entitled to elect to purchase, Optioned Shares or Options.

               (b) Anything to the contrary contained in Section 6 of this Agreement or Section 10 of the Plan notwithstanding, any Optioned Shares or Options which the Optionee or a member of the Optionee Group has elected to sell to the Company or which the Company has elected to purchase from the Optionee or members of the Optionee Group, but which in accordance with Section 7 (a) hereof are not purchased at the applicable time provided in Section 6 hereof, shall be purchased by the Company on the tenth day after such date or dates that the Company after due inquiry learns that (after taking into account any purchases to be made at such time pursuant to Other Option Agreements and any other agreements or instruments to which any of the Company and its subsidiaries is a party or by which any of them is bound on a pro rata basis therewith (subject to any binding obligation to do otherwise pursuant to any such agreement or instrument)) it is no longer permitted to defer purchasing such shares under
Section 7(a) hereof, and the Company shall give the Optionee or Optionee Group five business days prior notice of any such purchase.

               (c) If at any time the Company is required to purchase any shares of Common Stock or Options pursuant to Section 6 hereof or pursuant to Section 10 of the Plan, the Company shall pay the purchase price for the shares of Common Stock and Options it purchases (i) by the cancellation of any Indebtedness, if any, owing from the Optionee to the Company or any of its subsidiaries and (ii) then, by the Company's delivery of a bank cashier's check or certified check for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Common Stock so purchased, duly endorsed, provided that if a Financing Default exists or, after giving effect to such payment (including any dividends or other distributions or loans from a subsidiary of the Company to the Company in connection therewith) would exist, which prohibits such cash payment, the portion of the cash payment so prohibited shall be made, to the extent such payment is not prohibited by a Financing Default or would not result (after giving effect to any dividends or other distributions or loans from a subsidiary of the Company to the Company in connection therewith) in a Financing Default, by the Company's delivery of a junior subordinated promissory note (which shall




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be subordinated and subject in right of payment to the prior payment of all
Indebtedness of the Company including, (a "Junior Subordinated Note") containing the terms set forth in Annex A hereto. If, in a purchase pursuant to Section 6 of this Agreement or Section 10 of the Plan, the Company will pay all or any portion of the purchase price for Optioned Shares and Options with a Junior Subordinated Note, the Company shall give the Optionee or members of the Optionee Group notice of the amount of such note at least 20 days prior to such purchase, and the Optionee or members of the Optionee Group shall have, in the case of a purchase pursuant to Section 6, ten days thereafter to rescind its election to sell the Optioned Shares and Options. The Company shall have the right set forth in Section 7(c) (i) of this Agreement, whether or not the Optionee or the member of the Optionee Group selling such Optioned Shares or Options is an obligor of the Company. If the Optionee or the Optionee Group opts to rescind its election to sell Optioned Shares and Options, the Optionee or the Optionee Group may exercise its right to require the Company to purchase its Optioned Shares or Options for a period of ten business days after receiving notice that the Company will not pay any portion of the purchase price with a Junior Subordinated Note. If the Company pays all or any portion of the purchase price for the Optioned Shares with a Junior Subordinated Note, and then resells the purchased Optioned Shares, the Junior Subordinated Note shall become immediately payable, unless prohibited by the Credit Agreement or any other agreement of the Company or its subsidiaries (after giving effect to any dividends or other distributions or loans from a subsidiary of the Company to the Company in connection therewith).

8.       TAXES UPON EXERCISE.

         As soon as practicable following the exercise of Options, the Company shall pay to Optionee a lump sum payment in an amount equal to the difference between the long term capital gains tax rates and the marginal income tax rates applicable to the Optionee, as then in effect, with respect to the income realized upon exercise of the Options. In addition, the Company shall pay to Optionee such additional amounts, if any, as are necessary to place Optionee in the same after-tax financial position that he would have been if the payment in the preceding sentence had not been taxable to the Optionee; provided, however, that any payments specified in this Section shall only be required to be made if the Company is entitled to a deduction in connection with the exercise of the Options; and provided, further, that the amounts payable under this Section shall in no event exceed the net after-tax cost savings to the Company resulting from the deductibility of the amounts arising out of the exercise of Options and the payments under this Section (regardless of whether the Company has taxable income in respect of which the definition can be applied).

9.       RESTRICTION ON TRANSFER.

         The Option may not be Transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee or in accordance with the provisions of the Plan. The



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Option shall not be subject to execution, attachment or similar process. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

10.      OPTIONEE'S EMPLOYMENT.

         Nothing in the Option shall confer upon the Optionee any right to continue to be employed by the Company or any Affiliate of the Company or interfere in any way with the right of the Company or any Affiliate of the Company or stockholders, as the case may be, to terminate the Optionee's employment or retention by the Company or any Affiliate of the Company or to increase or decrease the Optionee's compensation at any time.

11.      NOTICES.

         All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier guaranteeing next day delivery, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

         (a)            if to the Company, to it at:

                        LPA Holding Corp.
                        c/o La Petite Academy, Inc.
                        14 Corporate Wood
                        8717 West 110th Street
                        Suite 300
                        Overland Park, KS 66201
                        Attention: President
                        Telecopier: (913) 345-9601
                        Telephone: (913) 345-1250

          with a copy to:

                        LPA Investment LLC
                        c/o Chase Capital Partners
                        380 Madison Avenue, 12th Floor
                        Attention: Stephen Murrey
                        Telecopier:  (212) 622-3101
                        Telephone:  (212) 622-3100

          and a copy to:

                        O'Sullivan Graev & Karabell, LLP
                        30 Rockefeller Plaza
                        41st Floor
                        New York, NY  10112
                        Attention:  John J. Suydam
                        Telecopier: (212) 728-5950
                        Telephone:  (212) 408-2400 and



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               (b) if to the Optionee, to him at his address set forth in the
Company's records.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

12.      WAIVER OF BREACH.

         The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

13.      OPTIONEE'S UNDERTAKING.

         The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

14.      MODIFICATION OF RIGHTS.

         Anything contained in this Agreement or the Plan to the contrary notwithstanding, no provision of this Agreement may be modified or amended without the prior written consent of the Company and the Optionee, and no interpretation, modification, amendment or termination of any provision of the Plan that would adversely affect the rights of the Optionee under or with respect to the Plan or this Agreement shall be effective as to the Optionee without the Optionee's prior written consent.

15.      GOVERNING LAW.

         All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will



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control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

16.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

17.      ENTIRE AGREEMENT.

         This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

18.      SEVERABILITY.

         It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.


                                     * * * *



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written below.



                                     LPA HOLDING CORP.


                                     By:  /s/ Stephen P. Murray
                                        ----------------------------------------
                                        Name:  Stephen P. Murray
                                        Title: Chief Financial Officer and
                                               Secretary

                                     /s/ James R. Kahl
                                     -------------------------------------------
                                     Optionee:  James R. Kahl



Number of Shares
of Class A Common Stock
for Tranche A Options:           18,025
                                -------

Number of Shares
of Class A Common Stock
for Tranche B Options:            3,755
                                -------

Option Price for Tranche A
Options:                        $ 66.92
                                -------

Option Price for Tranche B
Options:                        $133.83
                                -------



Date:     May 11, 1998
     -------------------------------



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                                     ANNEX A

                                    TERMS OF
                JUNIOR SUBORDINATED PROMISSORY NOTE (THE "NOTE")




--------------------------------------------------------------------------------
PRINCIPAL AMOUNT    The portion of the purchase price of the Optioned Shares and
                    Options being purchased with the Note (i.e., the portion
                    which cannot be paid by the cancellation of Indebtedness or paid in cash in accordance with Section 7 of the Option
                    Agreement.
--------------------------------------------------------------------------------
INTEREST            The publicly announced base rate of The Chase Manhattan
                    Bank, or if no such rate is available, the prime rate as
                    quoted in The Wall Street Journal, on the date of issuance.
                    Interest will accrue and compound annually and will be
                    payable on the Maturity Date.
--------------------------------------------------------------------------------
MATURITY DATE       The first business day on which the Note may be paid without resulting in a Financing Default under the Company's
                    Indebtedness outstanding on the date of issuance.
--------------------------------------------------------------------------------
REDEMPTION          The Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.
--------------------------------------------------------------------------------